Exhibit 99.2

June 1, 2012

Board of Directors

Vringo, Inc.

444 West 28th Street

Suite 1414

New York, NY 10001

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 12, 2012, to the Board of Directors of Vringo, Inc. (“Vringo”) as an annex to the proxy statement/prospectus (the “Proxy Statement”), which forms part of the Registration Statement on Form S-4 of Vringo (the “Registration Statement”) originally filed with the Securities and Exchange Commission on April 6, 2012 and as amended on May 17, 2012 and June 1, 2012 and the reference to our firm and our opinion in such Proxy Statement, and any amendments and supplements thereto.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Etico Capital, a division of Olympus Securities LLC

By: /s/ Jeffrey Berman

       Name: Jeffrey Berman

       Title: Senior Managing Director